Exhibit 99.2
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
INNOVATECH LAWSUIT DISMISSED AGAINST SYNERGETICS ON HEELS OF
SYNERGETICS’ WIN AGAINST INNOVATECH’S PRINCIPALS
O’FALLON, MO, September 23, 2005 – Synergetics USA, Inc. (NASDAQ: SURG) announced today that Innovatech Surgical, Inc. voluntarily dismissed its lawsuit against Synergetics, Inc. and Gregg D. Scheller yesterday, September 22, 2005. This suit was originally filed by Innovatech on July 14, 2005 in the United States District Court, District of New Jersey. Innovatech, a company formed by Charles Richard Hurst, Jr. and Michael McGowan, two ex-employees of Synergetics, is a competitor of Synergetics and a strategic partner and supplier to Iridex, also a competitor to Synergetics.
Innovatech’s claims of false advertising, commercial disparagement, trade libel, injurious falsehood and unfair competition related primarily to a lawsuit filed in February, 2004 by Synergetics against Hurst and McGowan (Synergetics, Inc. v. Charles Richard Hurst, Jr. and Michael McGowan, Case No. 4:04-CV-318DDN) in which Synergetics alleged that Hurst and McGowan misappropriated trade secrets, intentionally interfered with Synergetics’ business relationships, breached confidentiality agreements and breached fiduciary duties, including the duty of loyalty. On September 21, 2005, a federal jury found unanimously that Hurst and McGowan were liable and awarded Synergetics $1,759,165 in actual damages and $586,388 in punitive damages.
“The outcome of these lawsuits is a positive result for our shareholders and employees,” said Scheller, president and chief executive officer of Synergetics USA, Inc. “Synergetics is a medical technology company that relies heavily on its trade secrets and other intellectual property for success in the marketplace. We will continue to vigorously defend our intellectual property assets.”
Synergetics recently completed a merger with Valley Forge Scientific Corp.
About Synergetics
Synergetics designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to: the effects of local and national economic, credit and capital market conditions on the economy in general, and on the medical device industry in particular, and the effects of foreign exchange rates and interest rates; the ability to timely and cost-effectively integrate the operations and management of Valley Forge and Synergetics following their merger transaction; the ability to realize the synergies and other perceived advantages resulting from the merger; the ability to retain and attract key personnel; the ability of Synergetics to successfully execute its business strategy; the extent and timing of market acceptance of new products or product indications; the ability of Synergetics to procure, maintain, enforce and defend its patents and proprietary know how; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; the ability of Synergetics to continue to increase customer loyalty; the ability to recoup costs of capital investments through higher revenues; environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to Synergetics’ properties; acts of war or terrorism incidents; the effects of operating and market competition; and other important factors disclosed previously and from time to time in Synergetics’ filings with the SEC and in the Joint Proxy Statement/Prospectus filed by Valley Forge and Synergetics with the SEC. Synergetics undertakes no obligation to update these forward-looking statements.